GERMAN ASSET PURCHASE AGREEMENT

between

(1) IMO Industries GmbH, a limited liability company incorporated under the laws of Germany and registered in the local court at Friedberg with registered number HR B
     638 ("the German Seller")

(2) Mark Controls GmbH i. Gr., a limited liability company in the process of being incorporated under the laws of Germany to be registered in the local court at Frankfurt am Main
     ("the German Purchaser");

(3) IMO Industries, Inc., a Delaware corporation with principal place of business at 3450 Princeton Pike, Lawrenceville, New
     Jersey 08646 ("IMO"); and

(4) Mark Controls Corporation, a Delaware corporation with principal place of business at 5215 Old Orchard Road, Skokie, Illinois 60077 ("Mark Controls").

RECITALS

(A) IMO and its subsidiary, the German Seller carry on, through its Barksdale Division in the US and the Barksdale Product Line in Germany, the business of designing, manufacturing, selling and distributing pressure switches, temperature switches, control valves, pressure transducers and related products and services ("the Business"). IMO and the German Seller intend to divest themselves of the Business both in the US and in Germany.

(B) IMO intends to convey, assign and transfer to a newly formed wholly owned subsidiary of IMO ("Newco") certain of the assets used in the Business and certain of the liabilities in connection with the Business as defined in, and upon the terms of, a stock purchase agreement dated 28 October 1993 ("the US Agreement") between (1) IMO, (2) the German Seller
     (3) Mark Controls and (4) the German Purchaser.

(C) Pursuant to the terms of the US Agreement IMO is to sell to Mark Controls the entire issued share capital of Newco.

(D) This Agreement (hereinafter "this Agreement") is the German Asset Purchase Agreement defined in and contemplated by the US Agreement whereby the parties to the US Agreement have agreed that the German Seller shall sell and transfer the Business as conducted by the German Seller including certain assets and liabilities to the German Purchaser on the terms of the German Asset Purchase Agreement. Unless otherwise indicated, the term "the Business" as subsequently used in this Agreement shall be deemed to refer to the Business as conducted by the German Seller.

(E) The German Seller has agreed with effect from Closing to sell and transfer, and the German Purchaser has agreed to buy and assume, the Business, certain assets used in it and certain liabilities relating to it as a going concern on the terms of, and subject to the conditions set forth in, this Agreement.

(F) IMO has agreed to guarantee the performance of the obligations of the German Seller hereunder.

(G) Mark Controls has agreed to guarantee the performance of the obligations of the German Purchaser hereunder.

TERMS AGREED:

Now the parties hereby agree as follows:





                               I
                            Business

                               1
              Sale and Transfer of Movable Assets

1.1 The German Seller hereby sells with effect from Closing (as defined in the US Agreement) and transfers at Closing to the German Purchaser all of the movable fixed assets, owned by the German Seller and employed primarily in connection with the Business, including, without limitation, (i) those listed in Schedule 1.1 and (ii) all technical equipment and machines, factory and office equipment, furniture, furnishings, vehicles and other equipment, together with all spare parts, accessories and consumable supplies therefor, located at the premises of the German Seller and primarily employed in the Business, (excluding the Excluded Assets), This list shall be deemed to include:

          (i)  all customer lists, sales publications,
          advertising and promotional materials, printed terms and conditions of sale, business forms, instructional material and other technical and sales materials which relate primarily to the Business together with any plates, blocks, negatives, computer disks or tapes and similar items relating to them; and

          (ii) such and the following as are used by the German Seller primarily in connection with the Business at
          Closing: manufacturing drawings, sketches and blueprints, designs, patterns, tools, dies, samples, models, masters, maps, computer programmes, specifications, processes, operations sheets, formulae, quality control and inspection data, instructions, other technical data (however recorded, whether in writing or otherwise) provided always that the German Seller shall only transfer possession of and such rights as it has itself in the assets being transferred pursuant to this Sub-clause 1.1 (ii).

     As far as permitted by law, the German Seller will place the German Purchaser in possession of all originals of the technical, legal and sales documentation relating primarily to the Business. With respect to such originals as are re quired by law to be retained by the German Seller, the German Seller will furnish the German Purchaser with copies until such time as the originals may be handed over, at which time such originals shall be delivered to the German Purchaser.

     The parties will each, at the reasonable request of the other, from time to time provide the other parties, to the extent permitted to such party by law or contract, access to documents and information regarding the Business to the extent that they relate to the time before Closing provided that the receiving party shall treat the information or documentation received by it as confidential in accordance with the terms of the Confidentiality Agreement (as defined in the US Agreement) between IMO and Mark Controls, by which the German Seller and the German Purchaser hereby agree to be bound.

1.2  To the extent that assets transferred according to Clause
     1.1 above are outside the Premises as defined in Clause 5 below or in the possession of third parties, the claims for the return of such items are hereby transferred to the Purchaser.


                               2
                 Sale and Transfer of Inventory

2.1 The German Seller hereby sells with effect from Closing and transfers at Closing to the German Purchaser all of the inventory of the Business (whether held at the premises of the German Seller or elsewhere), including all raw materials, supplies, work in progress, parts and components and finished goods and merchandise held, used or owned by the German Seller at Closing for manufacture, processing or sale in the Business, including, without limitation, all items held on consignment by third parties or at other locations of IMO or the German Seller and those items listed in Schedule 2.1.

2.2 To the extent that the German Seller cannot transfer full and unencumbered title because of the retention of title rights of existing suppliers, it hereby transfers to the German Purchaser as of Closing all rights to be vested with title once payment is made. The German Seller will pay all payables which are not German Assumed Liabilities (as defined below) arising out of supply contracts and in respect of which retention of title claims have arisen in respect of assets transferred hereunder within 45 days of notice of such claim. The German Seller will cooperate with the Purchaser to establish corresponding proof of title within 60 days of notice of such claim.


                               3
                           Contracts

3.1  Contracts

     Subject to the provisions of Clause 3.2 below, the German Seller hereby assigns and transfers to the German Purchaser and the German Purchaser hereby accepts and assumes with effect from Closing the rights and obligations under (i) the contracts of the German Seller which are listed in Schedule
     3.1 hereto and (ii) the contracts of the German Seller which relate to the Business or are necessary for the conduct of the Business which are not inconsistent with the warranties contained in Clause 12.6 below (together "the Assumed Contracts"):

3.2 With respect to the consent of third parties to the transfer of the Assumed Contracts, the provisions of Clause 8 shall apply, notwithstanding the provisions of Clauses 3.1 hereof.


                               4
              Intellectual Property and Documents

4.1 The German Seller (and, in the case of its rights to the name "Barksdale" in Europe, if any, IMO) hereby sells and transfers to the German Purchaser at Closing all patents, trademarks licences and other Intellectual Property Rights owned by, issued to, or otherwise held by the German Seller and used in or otherwise necessary for the Business, including, without limitation, those items listed in
     Schedule 4.1 ("the German Intellectual Property Rights") and all of the German Seller's and IMO's rights, title and interests to the name "Barksdale Controls" in Europe. Further the German Seller transfers and sells to the German Purchaser at Closing all rights to the business know-how (know-how and other business secrets) used primarily in or necessary for the conduct of the Business.

     The German Seller will execute, in a form reasonably acceptable to the German Purchaser, all documents necessary for the transfer of the Intellectual Property Rights. The German Purchaser will bear the costs of such transfer, provided however that in no event shall the German Purchaser be obliged to pay any consideration to any third party from whom any approval, consent or waiver is required in respect of such transfer, such cost being borne by the German Seller.



                               5
                        Excluded Assets

5.1 Nothing in this Agreement shall operate to transfer from the German Seller nor to impose any obligation or liability on the German Purchaser in respect of any of the following assets which are hereby excluded from this Agreement ("the German Excluded Assets"):

          -    any and all real property held by the German
          Seller;

          - all receivables existing at Closing arising in the ordinary course of business, unless otherwise provided in this Agreement; for the purposes of this Agreement the term "receivables arising in the ordinary course of business" shall mean any claim for payment in respect of goods delivered or services rendered by the German Seller in connection with the Business prior to Closing, irrespective of whether such claim has been invoiced or become payable at Closing;

          - cash, bank accounts and deposit, debt and equity securities;

          - except as otherwise specifically provided herein, any policy of insurance or prepaid premium, reimbursement, refund or settlement relating thereto;

          - any of the German Seller's right, title or interest in or to any name, mark, trade name or trademark incorporating "IMO", "IMO Delaval", "TransAmerica Delaval", or "Delaval" or any translations thereof either alone or in combination, and any and all goodwill represented thereby and pertaining thereto;

          - prepaid taxes pertaining to the Business and all prepaid charges, sums and fees pertaining to any of the Excluded Assets or the Excluded Liabilities;

          - those books, records or other data not relating solely to the German Seller's ownership or operation of the Business or required by applicable law to be retained by the German Seller, provided however that the German Seller shall, if so requested by the German Purchaser, provide the German Purchaser with copies and access to all books, records and other data relating to the German Seller's ownership or operation of the Business;

          - any claims for refunds of rebates of any taxes paid with respect to any period before and including the date of Closing.


                   German Assumed Liabilities

5.2 With effect from Closing, the German Purchaser shall, in addition to paying the Purchase Price (as defined below), assume and discharge when due the following liabilities of the German Seller (together "the German Assumed
     Liabilities"):

5.2.1 all Liabilities of the German Seller arising out of the Business which would be shown as liabilities on a balance sheet for the Business prepared as of the Closing Date in accordance with the requirements of
          Section 2.3 of the US Agreement; and

5.2.2 all Liabilities and obligations of the German Seller arising from the operation of the Business (whether before, on or after the Closing Date) other than those Liabilities and obligations which (i) would not have existed had all of the representations and warranties contained in Clause 12 hereof and Article 4 of the US Agreement been true and correct as of the date made or
          (ii) are German Excluded Liabilities.


                  German Excluded Liabilities


5.3 Notwithstanding the provisions of Clause 5.2 hereof, nothing in this Agreement shall operate as an assumption by the German Purchaser from the German Seller, nor shall it transfer any liability to the German Purchaser in respect of any of the following liabilities, which are hereby excluded from this Agreement ("German Excluded Liabilities"):

          - any liabilities or obligations to the extent relating to any of the Excluded Assets;

          - any liabilities or obligations which are excluded from the definition of German Assumed Liabilities pursuant to Clause 5.2.2(i) hereunder;

          - any liabilities or obligations of the German Seller arising under, or to the extent relating to (i) any contract not assumed by the German Purchaser under Clause 3.1 above or (ii) under any Unapproved Contract (as defined below) which the German Purchaser has not been deemed to have assumed pursuant to clause 8 below;

          - any of the German Seller's liabilities under this Agreement;

          - any liabilities to or for the benefit of any of the Non-Transferring Employees;

          - liabilities for Taxes, which are imposed on the German Seller or the Assets as a result of the ownership or operation of the Business, for all pre-Closing Tax Periods except that the German Purchaser will pay taxes other than income taxes in an amount (but not in excess of the amount) actually shown as liabilities therefor on the Closing Balance Sheet or as otherwise provided in Section 14.5 of the US Agreement;

          - any liability or obligation relating to any threatened or instituted Legal Proceeding relating to personal injury or property loss or damage arising out of or in connection with any product liability claim relating to products shipped or any service provided by the German Seller prior to Closing (other than obligations under product warranties consistent with
          Section 12.14 hereof or Section 4.20 of the US
          Agreement);

          - any liability arising under Environment, Health and Safety Requirements (as defined in clause 13.1 below) relating in any way to (i) the operation of the Business prior to the Closing, (ii) the disposal or arranging for the disposal or treatment, or arranging for the transport for disposal or treatment of, any Hazardous Materials relating to the Business on or prior to the date of Closing, (iii) any assets or property currently or formerly owned, operated or leased by the German Seller, which are not part of the Business, or (iv) any assets or property formerly owned, leased or operated by the German Seller which are not part of the Assets (as defined below);

          - any obligation to repay any amounts erroneously paid to, or received by, the German Seller from any source, including, without limitation, pursuant to any insurance policy or arising out of or in connection with any payment by or on behalf of any person, any insurer or any governmental agency, it being understood and agreed that the German Seller shall be responsible for any refunds or the return of any amounts paid to the German Seller or on the German Seller's behalf by any person, any insurer, or any governmental agency prior to the date of Closing and no such return of money shall be made out of, or otherwise affect, the Assets;

          - any amounts pledged, promised or owed to any charitable organization or political or religious group in excess of DM 8,500 in aggregate; and

          - any other liability or obligation of the Seller not arising out of the operation of the Business.



                               6
                     Public Law Permissions

To the extent transferrable, the German Seller transfers all public law permissions which are necessary for the conduct of the Business as previously conducted, which are set out in Schedule
6. To the extent that the public law permissions are not transferrable, the German Seller will cooperate as reasonably requested in the application for permissions.


                               7
              Transfer of Employment Relationships

7.1 For the purposes of this Clause 7 the following definitions shall apply:

     "Transferring Employees" shall mean those employees of the German Seller whose employment is to be transferred to the German Purchaser as of the date of Closing, a list of whom appears in Schedule 7.1 (which list shall include each person's position title, month and year of birth, full years of service with the German Seller or its predecessor, base salary or rate of compensation, Christmas bonus and vacation entitlements) except that any employees of the German Seller listed on Schedule 7.1 who at or prior to Closing shall not have agreed, or be deemed to have agreed by operation of law, to the transfer of their employment agreement to the German Purchaser, shall be deemed not to be Transferring Employees; and

     "Non-Transferring Employees" shall mean those employees of the German Seller who are not Transferring Employees.

7.2 As a consequence of 613 a of the German Civil Code, the German Purchaser assumes by operation of law the employment agreements for German employees employed in the Business. The parties acknowledge that certain of the employees of the German Seller cannot be strictly allocated either to the Business or to the business to be retained by the German Seller. Therefore, the parties have jointly identified those employees who will transfer under this Agreement.

7.3 The German Seller shall (with the German Purchaser's reasonable cooperation and assistance) prior to the date of Closing, seek to obtain the approval of all the Transferring Employees to the transfer of their employment agreements to the German Purchaser. The German Seller shall, prior to Closing, seek the approval of all those of its employees who primarily worked for the business and who are to remain employed with the German Seller (i.e. the Non-Transferring Employees) to remain employed by the German Seller. The German Seller undertakes to indemnify and hold harmless the German Purchaser from any cost or damages resulting from any actions brought against the German Purchaser by any Non-Transferring Employee claiming any right to be employed by the German Purchaser or by any Person in respect of the Non-Transferring Employees.

     The German Seller specifically represents and warrants further that none of the employment agreements of the Transferring Employees have been terminated by the German Seller (or any of its Affiliates, if different) with effect at any time after the date hereof.

7.4 Save with the consent in writing of the German Purchaser (which shall not be unreasonably be withheld) the German Seller shall not terminate the employment (other than for cause) or vary the terms of employment of any of the Transferring Employees at any time before the Closing Date.

7.5 The German Seller hereby agrees and undertakes to indemnify the German Purchaser at all times from and against all costs, claims, damages, expenses and liabilities:

7.5.1 in any way connected with or arising from the employment by the German Seller, or the termination of the employment, of any of the Non-Transferring
          Employees, including, without limitation, liability with respect to employment agreements for the Non-
          Transferring Employees;

7.5.2 arising out of or in any way connected with the employment relationship with the Transferring Employees during the period prior to the Closing Date when they were in the German Seller's employ (other than pension entitlements arising out of service by the Transferring Employees with the German Seller prior to Closing).

7.6 The German Purchaser hereby agrees and undertakes to indemnify the German Seller at all times from and against all costs claims, damages, expenses and liabilities arising out of or in any way connected with the German Purchaser's employment relationship with the Transferring Employees or the termination thereof by the German Purchaser during the period from and after the Closing Date



                               8
                     Transfer of Contracts

8.1 To the extent that the transfer of the rights and obligations under contracts requires the consent of third parties, the parties hereto will endeavour to procure such consent. If the required consent is not forthcoming, the parties will operate their relationship between themselves as if the contract had been transferred to the German Purchaser with effect from Closing.

     The term "Unapproved Contract" means any agreement which would otherwise be assigned to the German Purchaser hereunder but which has the following characteristics: (i) such agreement may not be assigned without the consent of another person; (ii) such consent shall not have been obtained by the Closing; and (iii) in the reasonable judgement of the German Purchaser the failure to obtain such consent would cause a loss of material contractual benefits to the German Purchaser or result in the imposition of any material Liability upon the German Purchaser or be unlawful. No Unapproved Contract shall be deemed to be assigned or assumed by the German Purchaser at Closing. Notwithstanding the previous sentence, no purchase order submitted by a customer in the ordinary course of business shall be deemed to be an Unapproved Contract for the purposes of this Agreement.

     The German Seller will (i) cooperate with the German Purchaser in any reasonable and lawful arrangements designed to provide the benefits and obligations of any such contract to the German Purchaser at the German Seller's expense; (ii) enforce, at the request of the German Purchaser and at the expense of, and for the account of, the German Purchaser, any and all rights of the German Seller arising under any such contracts against the other party or parties thereto and (iii) use diligent reasonable efforts to obtain after Closing all necessary consents to the assignments of any such contract to the German Purchaser. Upon the grant of such consent, or to the extent that lawful arrangements shall be made as described above, such agreement shall be deemed to have been assigned to the German Purchaser and assumed by the German Purchaser for the purposes of Clause
     3.1 hereof.


                               9
                            Transfer

9.1 The parties agree that the possession of the assets and other rights sold and transferred under 1, 2, 3 and
      4 above shall transfer to the German Purchaser at Closing.

9.2 So far as any of the assets of the Business under 1 and 2 are away from the premises of the Business or in the possession of third parties, the German Seller hereby transfers its rights to the claims for re-possession of those goods to the German Purchaser with effect from the Closing.

9.3 The German Purchaser accepts all transfers and assignments of assets and assumes all the German Assumed Liabilities from the German Seller contemplated hereunder.


                               II
                       General Conditions

                               10
                            Closing

10.1 Closing of the contract shall take place contemporaneously with, and shall be conditioned upon, the Closing of the US
     Agreement as defined therein.

10.2 It shall be a condition precedent to the transfers contemplated by this Agreement becoming effective and the obligations of the parties to consummate the transactions contemplated hereunder that no less than 80% of the employees of the German Seller listed in Schedule 7.1 hereto shall have agreed to, or be deemed to have consented to by operation of law, the transfer of their employment to the German Purchaser. At Closing the German Seller shall deliver to the German Purchaser a list of the said Transferring Employees.

10.3 The obligation of the German Seller to consummate the transactions hereunder is, at the option of the German
     Seller, subject to the satisfaction of the following conditions:

10.3.1 Each of the representations and warranties of the German Purchaser contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date.

10.3.2 The German Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date (or such performance shall have been waived).

10.4 The obligation of the German Purchaser to consummate the transactions hereunder is, at the option of the German
     Seller, subject to the satisfaction of the following conditions:

10.4.1 Each of the representations and warranties of the German Seller contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date.

10.4.2 The German Seller shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date (or such performance shall have been waived).

10.5 The obligations of the parties to complete the transactions contemplated by this Agreement shall be conditional upon the entering into, on or before Closing, by the German Purchaser and the German Seller of :

10.5.1    a lease agreement in respect of the premises at Dorn-
          Assenheimer StraBe 27, in a form substantially as attached hereto in Exhibit A ("the German Lease"); and

10.5.2 a letter agreeing to be bound by the sales assistance terms attached hereto as Exhibit B (the "Services
          Agreement").

10.6 At Closing:

10.6.1 the German Seller shall deliver or cause to be delivered to the German Purchaser:

                    -    Duly executed original of the German
               Lease;

                    -    Duly executed original of the Services
               Agreement;

                    - An invoice showing value added tax to be paid by the German Purchaser;

                    -    A receipt to the German Purchaser for
               payment of the Purchase Price;

                    -    Duly executed assignments of
               Intellectual Property Rights;

                    -    Certified Handelsregister extract in
               respect of the German Seller;

                    -    one or more certificates signed by an
               officer of the German Seller dated the Closing Date, stating that the preconditions specified in Clauses 10.4.1 and 10.4.2 have been satisfied and certifying copies of resolutions of the German Seller's sole shareholder authorising and approving this Agreement and the transactions contemplated herein; and

                    -    any other document or delivery required
               by this Agreement or reasonably requested by the German Purchaser to give effect to the transactions contemplated hereby.



10.6.2 the German Purchaser shall deliver, or cause to be delivered, to the German Seller:

                    -    Duly executed original of the German
               Lease;

                    -    Duly executed original of the Services
               Agreement.

                    -    evidence of the Purchase Price having
               been paid according to Clause 11 below.

                    -    Duly executed assignments of
               Intellectual Property Rights.

                    -    Certified Handelsregister extract in
               respect of the German Purchaser;

                    -    one or more certificates signed by an
               officer of the German Purchaser dated the Closing Date, stating that the preconditions specified in Clauses 10.3.1 and 10.3.2 inclusive have been satisfied and certifying copies of resolutions of the German Purchaser's Board of Directors authorising and approving this Agreement and the transactions contemplated herein; and

                    -    certified copies of (i) the articles of
               association of the German Purchaser, (ii) the resolutions appointing the managing director of the German Purchaser and (iii) the application for registration with the commercial register, together with a statement by the German Purchaser's general manager that such application has been filed.



                               11
                         Purchase Price

11.1 The amount payable on the Closing Date by the German Purchaser to the German Seller under this Agreement shall be
     (a) the amount by which the aggregate amount shown on the Initial Balance Sheet (as defined in the US Agreement) for the assets transferred hereunder shall exceed the amount shown on the Initial Balance Sheet for the German Assumed Liabilities, (b) expressed in Deutsche Marks utilizing the same exchange rate as utilized under Section 2.3 of the US Agreement (which shall be the noon buying rate announced by the Federal Reserve Bank of New York on the Closing Date and
     (c) payable by wire transfer of immediately available funds to an account or accounts designated by the German Seller. Such amount shall be subject to adjustment as provided in
     Section 2.3 of the US Agreement (as so adjusted, the "Purchase Price").

11.2 The Purchase Price according to clause 11.1 shall be increased by VAT at the statutory rate which shall be paid by the German Purchaser to the German Seller.


11.3 The aggregate of the Purchase Price and the value of the German Assumed Liabilities shall be apportioned among the Assets including goodwill and other intangibles in an amount with respect to each such asset equal to the amount at which such asset is shown on the Closing Balance Sheet.


                               12
         German Seller's Representations and Warranties

The German Seller makes the following representations and warranties, with respect to the Business, to the German Purchaser and Mark Controls:

12.1 Title and Condition of Properties.

12.1.1 The assets transferred to the German Purchaser pursuant to this Agreement (collectively, the "Assets") do not include any real property

12.1.2 To the German Seller's knowledge, the German Seller is not in violation of any applicable zoning, building code or subdivision ordinance or other law, regulation or requirement relating to the operation of the Business (including applicable occupational health and safety laws and regulations), which violations, individually or in the aggregate, has had or will have a Material Adverse Effect. Within the three (3) years prior to the date of this Agreement, the German Seller has not received any notice of any such violation or any condemnation proceeding with respect to any of the Assets, except as has been previously disclosed to the German Purchaser in writing.

12.1.3 Except as otherwise indicated in this Agreement on a Schedule to this Agreement, all of the Assets are owned free of any adverse interest other than Permitted Exceptions and such Assets will be conveyed to the German Purchaser at Closing free and clear of any adverse interest other than Permitted Exceptions.


12.2 Consents.

     No consent, waiver, approval or authorisation of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the German Seller in connection with the execution and delivery by the German Seller of this Agreement or the documents required to be delivered hereunder by the German Seller, or the compliance by the German Seller with any of the provisions hereof or thereof, except (i) as set forth on Schedule 12.2 and (ii) as set forth in Clause 7. The German Seller and the German Purchaser have determined that the transactions contemplated hereunder do not require any pre or post consummation filings with the German Cartel Office or with any European Commission anti trust authorities.


12.3 Absence of Undisclosed Liabilities.

     To the German Seller's Knowledge, as of the Closing Date the German Seller will have no obligations or liabilities relating to the Business (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) except (i) obligations under Contracts with respect to the Business, (ii) liabilities to be reflected on the Closing Balance Sheet and (iii) liabilities set forth on Schedule
     12.3 hereto or as otherwise expressly disclosed in or contemplated by this Agreement or the US Agreement or the Schedules attached hereto or thereto.


12.4 Absence of Material Adverse Changes.

     Except as set forth on Schedule 12.4 hereto, since 30
     September, 1993 the German Seller has operated the Business in the ordinary course consistent with past practice and there has been no Material Adverse Effect.


12.5 Absence of Certain Developments.

12.5.1 Except as set forth in Schedule 12.5 hereto or as otherwise contemplated herein, with respect to the Business, since the date of the Initial Balance Sheet, the German Seller has not:

12.5.1.1            sold, assigned or transferred any operating
               unit or tangible or intangible property which would have constituted part of the Assets if such sale, assignment or transfer had not occurred except for sales of products or inventory in the ordinary course of business and except for dispositions and replacements of worn out or outmoded property in accordance with past practices;

12.5.1.2            made or granted any bonus or any wage or
               salary increase to any Transferring Employee
               (except as required by pre-existing contract) or made or granted any increase in any Employee Benefit Plan or fringe benefit (each as defined in Sub-Clause 12.8 below) for the benefit of any
               Transferring Employee          other than in the
               ordinary course of business;

12.5.1.3            made capital expenditures or commitments
               therefor in connection with the Business in excess of DM 80,000;

12.5.1.4            acquired any business (whether by merger,
               purchase of stock or assets or otherwise) to be conveyed to German Purchaser in whole or in part;

12.5.1.5            suffered any extraordinary losses to the
               Business as a whole or waived any rights of material value relating to the Business, whether or not in the ordinary course of business; and

12.5.1.6            suffered any damage, destruction or casualty
               loss to its tangible assets employed in the Business in excess of DM 16,000, whether or not covered by insurance.

12.5.2 No officer, director, employee, consultant, advisor or agent of the German Seller has been or is authorised to make or receive, and the German Seller does not know of any of the German Seller's officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time and the German Seller has an express corporate policy prohibiting such activities.


12.6 Material Contracts.

12.6.1 Except as expressly disclosed in or contemplated by this Agreement, or as set forth on Schedules 7.1, 12.6,
          12.8 and 12.14 hereto, and except for purchase orders received in the ordinary course of business consistent with past practices, the German Seller is not and, as at the Closing, will not be (in connection with the Business) a party to any written or oral:

12.6.1.1            contract for the employment of any officer,
               partner, individual employee or other person on a full-time, part-time or consulting basis or entitling any such person to severance pay, parachute payment, or other such payment;

12.6.1.2            contract relating to the borrowing of money
               or to mortgaging, pledging or otherwise creating any Security Interest in any of the Assets, except for agreements relating to purchase money security interests or personal property leases not otherwise required to be disclosed pursuant to this Agreement.

12.6.1.3            agreement with respect to the lending or
               investment of funds;

12.6.1.4            license or royalty agreement which requires
               annual payments in excess of DM 16,000;

12.6.1.5            guarantee of any obligation for borrowed
               money or any other obligation of any Person, other than endorsements made for collection in the ordinary course of business;

12.6.1.6            lease under which it is the lessee of or
               holds or operates any real property owned by any other party;

12.6.1.7            lease under which it is lessee of or holds or
               operates any personal property owned by any other party for which the annual rental payment exceeds
               DM 16,000;

12.6.1.8            lease under which it is lessor of or permits
               any third party to hold or operate any property, real or personal, owned or controlled by it for which the annual rental payment exceeds DM 80,000;

12.6.1.9            contract or group of related Contracts
               (except oral contracts terminable within 30 days or less without penalty) with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of DM 80,000;

12.6.1.10           other Contract or group of related contracts
               (except oral Contracts terminable within 30 days or less without penalty) with the same party continuing over a period of more than six months from the date or dates thereof involving more than DM 80,000;

12.6.1.11           Contract which prohibits or limits conduct of
               the Business or any other business related thereto anywhere in the world;

12.6.1.12           other contract or other agreement with any
               Affiliate for the supply by such Affiliate of any raw materials, materials, parts, supplies or other goods or services material to the conduct of the Business; or

12.6.1.13           contract which is otherwise material to the
               Business taken as a whole, whether or not entered into the ordinary course of the business.

12.6.2 Except as set forth on Schedule 12.6, the German Seller has performed all obligations required to be performed by it under the Contracts listed on Schedule 12.6 and is not in default or breach under any Assumed Contract to which it is subject which failures to perform, defaults or breaches, alone or in the aggregate would have a Material Adverse Effect; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Assumed Contract to which the German Seller (with respect to the Business) is subject which, alone or in the aggregate, would have a Material Adverse Effect; and to the knowledge of the German Seller, there is no breach by the other parties to any Assumed Contract which would have a Material Adverse Effect.

12.6.3    The German Seller made available to the German
          Purchaser a true and correct copy of all written contracts which are referred to on Schedule 3.1 hereto
          (other than purchase orders), together with all amendments, exhibits, attachments, waivers or other changes thereto.


12.7 Intellectual Property Rights.

12.7.1 Schedule 4.1 sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of Intellectual Property Rights related to the Business owned or filed by or on behalf of the German Seller and all licenses in respect of Intellectual Property Rights other than those names, marks, trade names, trademarks or licences of such which are Excluded Assets; and (ii) material unregistered trade names and trademarks and service marks owned or used by the German Seller used in connection with the Business.

12.7.2 Except as set forth in Schedule 12.7, (i) the German Seller owns and shall at Closing transfer to the German Purchaser all right, title and interest in and to, or a valid license to use, the Intellectual Property Rights free and clear of all Liens other than Permitted Exceptions; (ii) to the Knowledge of the German Seller, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or is threatened, and there are no grounds for the same; (iii) the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights would not have a Material Adverse Effect, and to the Knowledge of the German Seller no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) the German Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that the German Seller license any rights from a third party); and (v) to the Knowledge of the German Seller, it has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and it is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted.

12.7.3 The transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Intellectual Property Rights. The German Seller has taken all necessary and desirable action to maintain and protect the Intellectual Property Rights which are material to the Business as currently conducted.

12.7.4 The term Intellectual Property Rights shall, for the purposes of this paragraph 12, be limited to any such Intellectual Property Rights owned, possessed, used by, licensed to or otherwise held by the German Seller.

12.8                                    Employees and Employee
                                        Benefits.

12.8.1 Schedule 12.8 hereto lists each employee benefit plan, programme, policy and agreement maintained by the German Seller, to which the German Purchaser shall have any obligation or is reasonably expected to have any liability. Schedule 12.8 hereto lists each employment or severance contract or arrangement, each plan or arrangement including, but not limited to, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock or partnership interest purchase, stock or partnership interest option, providing for insurance coverage, fringe benefits, severance, termination or similar coverage and all compensation policies and practices maintained by the German Seller covering any Transferring Employee (an "Employee Benefit Plan").

12.8.2 All contributions required to have been made to, or with respect to, each Employee Benefit Plan (including governmental plans) for all periods up to and including the Closing Date have been at the time when they were due to be made or will be made by the Closing.

12.8.3 Except as set forth on Schedule 12.8, and except for statutory obligations, no Employee Benefit Plan provides health, life insurance, accident or other "welfare-type" benefits to Transferring Employees, or current or future former independent contractors with respect to the Business, their spouses, dependents or other beneficiaries.

12.8.4 Except as set forth on Schedule 12.8, none of the Employee Benefit Plans obliges the German Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a change of control of the Business as described in
          Section 613a of the German Civil Code.

12.8.5 The German Seller has no liability or potential liability with respect to any employee benefit plan, programme, or arrangement (other than Employee Benefit Plans) with respect to which the German Purchaser could (by operation of law or otherwise) have any liability.

12.8.6 With respect to any wages, salaries, bonuses or employee entitlements (including amounts required to be contributed to governmental health, unemployment and/or retirement benefit schemes) accrued during any period prior to the Closing Date but not yet due and payable as of Closing, the German Seller has either (i) included all such amounts as accruals on the Initial Balance Sheet or (ii)disclosed all such liabilities on
          Schedule 12.8 hereto on an accrual basis from which such liabilities can be derived for accrual on the Closing Balance Sheet.

12.8.7 The warranties and representations contained in this clause 12.8 shall only be applicable to the Transferring Employees

12.8.8 The amount shown for pension liabilities shown in the Closing Balance Sheet will be the maximum amount legally permitted to be accrued and the provisions of
          Section 6a of the German Income Tax Code and shall in no event exceed DM 270.000; the maximum amount under 6a German Income Tax Code has also been accrued for commercial balance sheet purposes; provided that such accrued amount may be increased because of benefit increases since the end of fiscal year 1992 of the German Seller and/or reduced to the extent the number of Transferring Employees may be less than the number of Employees listed on Schedule 7.1.

12.9 Litigation.

     Except as set forth in Schedule 12.9 hereto, there are no legal proceedings of any type in process, nor are any pending or, to the knowledge of the German Seller, threatened, (i) against the German Seller in connection with the operation of the Business which, alone or in aggregate, if determined adversely would have a Material Adverse Effect or result in damages in excess of DM 80,000 and to the German Seller's knowledge there is no basis for any such proceedings; (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement; or (iii) that questions the validity of this Agreement, any of the documents to be executed in connection with this Agreement or any action taken or to be taken by the German Seller in connection with the consummation of the transactions contemplated hereby or thereby.

12.10 Compliance with Law.

     Except as set forth on Schedule 12.10 hereto or on another Schedule hereto, to the knowledge of the German Seller, the Business has always and is currently operating in compliance with all applicable laws and orders of governmental bodies, other than non-compliances which alone or in the aggregate would not have a Material Adverse Effect. Except as set forth in Schedule 12.10, the German Seller has neither received, nor knows of the issuance of, any notice of any such violation or alleged violation.

12.11 Inventory.

     All inventory included in the Assets, net of reserves applicable thereto, consists of goods of a quality usable and saleable in the ordinary course of the Business at prevailing market conditions and are not obsolete or defective.

12.12 Assets and Contracts Necessary to Conduct Business.

     Other than as set forth on Schedule 12.12, the Assets and the Assumed Contracts, as each of these terms is defined in this Agreement, comprise all of the assets and contractual rights and other property necessary to operate the Business, except for the Premises or the Accounts Receivable.

12.13 Environmental Matters.

12.13.1 For the purposes of this paragraph 12.13, the following terms shall have the following meanings:

               "Environmental Health and Safety Requirements" shall mean all of the terms and conditions of all permits, licences, and other authorisations which are required under, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws (as defined below) (including rules, regulations, codes, plans, judgements, orders, decrees, stipulations, injunctions, charges, notices and demand letters issued, entered, promulgated or approved thereunder) relating to public health and safety, worker health and safety, or pollution or protection of the environment, including Environmental Laws relating to past and present emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, subsoil or lands or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport, or handling of Hazardous Materials;

               "Environmental Laws" shall mean all laws relating to the environment including, without limitation, the following German environmental laws: the Environmental Liability Act (Umwelthaftungsgesetz), the Federal Waste Disposal Act (Abfallgesetz), the Act Concerning Trades and Businesses (Gewerbeordnung), the Ordinance Concerning Work Places (Arbeitsstattenverordnung), the Federal Water Resources Act (Wasserhaushaltsgesetz), the Federal Immission Control Act (Bundesimmisiongesetz), the Drinking Water Ordinance (Trinkwasserverordnung), the Chemicals Act (Chemikaliengesetz), the Ordinance Concerning Hazardous Substances (Gefahrstoffverordnung), the Act Concerning the Transportation of Hazardous Goods (Gesetz uber die Beforderung gefahrlicher Guter), the Plant Varieties Protection Act (Pflanzenschutzgesetz) and any federal or state laws, ordinances, regulations, administrative rules or local by-laws enacted thereunder and/or implementing those laws;

               "Hazardous Materials" shall mean pollutants, contaminants, and chemical, industrial and hazardous materials and wastes and shall include, without limitation, substances regulated under any of the Environmental Laws.

12.13.2   Except as may be disclosed to the German Purchaser in
          Schedule 12.13 hereto, the German Seller has, to its Knowledge, at the date of Closing, all permits, licences and other authorisations referred to in, and is in compliance with all, the Environmental Health and Safety Requirements as required for the conduct of the Business as conducted by the German Seller prior to the date of Closing.

12.13.3 Except as set forth in Schedule 12.13 hereto, to the German Seller's Knowledge, no facts, events or conditions exist with respect to the past or present operations, properties or facilities of the Business carried on at the date of Closing by the German Seller that could reasonably be expected to prevent or interfere with compliance with, or result in any liability under, any of the Environmental Health and Safety Requirements. The references to "properties" and "facilities" shall include those that are owned, leased, subleased, operated or otherwise subject to the control by the German Seller.

12.13.4 Except as set forth in Schedule 12.13 hereto, the German Seller has not received any communication, notice, report or information, (including, without limitation, administrative acts (Verwaltungsakte) on the part of German environmental authorities), regarding any pending or threatened charge, complaint, action, suit proceeding, hearing, investigation, claim, demand, or notice regarding the German Seller alleging any failure to comply with, or alleging any liability under, any applicable Environment Health and Safety Requirements, or alleging any liability under criminal law concerning any of the subject matters referred to in the definition or "Environment Health and Safety Requirements, in any case regarding the conduct of the Business by the German Seller.

12.14 Product Warranty.

     Except as disclosed in Schedule 12.14, to the knowledge of the German Seller, no products heretofore sold by the German Seller in connection with the Business are now subject to any guarantee or warranty other than pursuant to the German Seller's standard terms and conditions of sale, a copy of which is included on Schedule 12.14 hereto.

12.15 Customers and Suppliers.

     Schedule 12.15 hereto lists the 10 largest customers of, and 10 largest suppliers to, the Business during the year ended 31 December 1992. As of the date of this Agreement, the German Seller has received neither any notice nor has it any knowledge that any such customer or supplier intends to terminate its business relationship with the Business and no such customer or supplier has terminated its business with the German Seller in the last 12 months.

12.16 Disclosure.

     To the German Seller's knowledge, neither this Agreement nor any of its Schedules, attachments or exhibits hereto or to be delivered in connection herewith contain any untrue statement of a fact, status, circumstance or condition or omit any disclosure necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading.


                               13
       German Purchaser's Representations and Warranties

The German Purchaser makes the following representations and warranties vis-a-vis the German Seller and IMO:

13.1 No consent, waiver, approval, Order or authorisation of, or declaration or filing with, or notification to any Person or Governmental Body is required on the part of the German Purchaser in connection with the execution and delivery of this Agreement or the compliance by the German Purchaser with any of the provisions hereof.

13.2 There is no Legal Proceeding pending or, to the knowledge of the German Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any action taken or to be taken by the German Purchaser in connection with the consummation of the transactions contemplated hereby.



                               14
                       Certain Covenants

14.1 The German Purchaser shall use its best efforts and cooperate with the German Seller in order to complete the transactions contemplated by this Agreement.

14.2 The German Purchaser shall comply with the Confidentiality
     Agreement.

14.3 The German Seller shall use its best efforts and cooperate with the German Purchaser in order to complete the transactions contemplated by this Agreement.

14.4 The German Seller shall comply with the Confidentiality
     Agreement.

14.5 The German Seller shall provide the German Purchaser with such information as the German Purchaser from time to time reasonably may request with respect to the Business, and shall permit the German Purchaser and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Purchaser Representatives") reasonable access, during normal business hours and upon reasonable prior notice, to the properties, corporate records and books of accounts of the Business, as the German Purchaser from time to time reasonably may request; provided however, that German Seller shall not be obliged to provide the German Purchaser with any information the provision of which may be prohibited by law or contractual obligation; provided however, that the German Seller shall promptly notify German Purchaser that such information is being withheld and shall inform the German Purchaser as to the reason such information is being withheld. No disclosure by the German Seller whatsoever during any investigation by the German Purchaser shall constitute an enlargement of or additional warranty or representation of Seller beyond those expressly set forth in this Agreement. All information and access obtained by the German Purchaser in connection with the transaction contemplated by this Agreement shall be subject to the terms and conditions of the Confidentiality Agreements.

14.6 Except as otherwise may be contemplated by this Agreement or as the German Purchaser may otherwise agree in writing, at all times up to and including the Closing Date, the German
     Seller will:

14.6.1 conduct the Business' operations and carry on cash management practices only in the usual and ordinary course of business in accordance with past practices;

14.6.2 keep in full force and effect German Seller's corporate existence;

14.6.3 use all reasonable efforts in accordance with past practices to retain the Business' employees and preserve the Business' present business relationships
          (including, without limitation, relationships with all customers, suppliers and referral sources);

14.6.4 maintain the assets of the Business, in the same repair, order and condition as currently maintained, maintain insurance reasonably comparable to that in effect on the date of the Initial Balance Sheet;

14.6.5 maintain the Business' books, accounts and records in accordance with past custom and practice;

14.6.6 maintain in full force and effect the existence of all Intellectual Property Rights material to the Business as currently conducted (including, without limitation, the rights specifically described in Clauses 4 and 12 hereof); and

14.6.7 promptly inform the German Purchaser in writing of any material variances from the representations and warranties contained in Clause 12 hereof which become known to Seller.

14.7 Except as otherwise specifically contemplated herein, prior to the Closing Date, without the prior written consent of the German Purchaser, the German Seller will not, with respect to the Business:

14.7.1 directly or indirectly, solicit, encourage or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any Person other than the German Purchaser and the German Purchaser's Representatives, concerning any disposition or sale of the Assets (other than the sale of inventory in the ordinary course of business) or the sale of the Business; or enter into any agreement concerning any sale, transfer, assignment or other disposition of the Assets (other than the sale of inventory in the ordinary course of business) or the Business;

14.7.2 grant any increase in salary or bonus or otherwise increase the compensation payable to any director, officer, employee, consultant, advisor or agent, except wage or salary increases required by pre-existing contracts or compensation policies which are consistent with past practices;

14.7.3 enter into, modify, amend, terminate or otherwise take any action to materially increase liabilities under any employment or labour agreement or any employee pension benefit plan or any employee welfare benefit plan of the Business other than in the ordinary course of business;

14.7.4 terminate, amend or modify any Contract (other than Excluded Contracts) or Permit other than in the ordinary course of business;

14.7.5 enter into any Contract not in the ordinary course of business or which requires annual payments in excess of DM 16,000 or is for a term in excess of one year; or

14.7.6    take any action which has had or would have a Material
          Adverse Effect.

14.8 Each of the German Seller and the German Purchaser agrees that, after the Closing, it will hold and will promptly transfer and deliver to the other, from time to time as and when received by it, any cash, cheques with appropriate endorsements, or other property that it may receive on or after the Closing which properly belongs to the other, and will account to the other for all such receipts.


                               15
                            Remedies

15.1 The Purchaser and the German Purchaser shall be entitled to indemnification for breaches of the German Seller's representations, warranties and covenants hereunder and against the German Excluded Liabilities and IMO and the German Seller shall be entitled to indemnification for breaches of the German Purchaser's representations, warranties and covenants hereunder and against the German Assumed Liabilities, in each case as provided in the U.S. Agreement. All such indemnity claims hereunder shall be governed by the terms of the U.S. Agreement and may be brought either in New York of in the German Courts (Frankfurt am Main).

15.2  377 et seq. of the German Commercial Code do not apply.

15.3 The German Seller does not make any representations and warranties other than those that are specifically stated in this Agreement, in particular the German Seller does not warrant as to the profitability of the Business after Closing.

15.4 The German Purchaser is entitled to rescind solely (i) under the conditions of 13.1 of the US Agreement or (ii) by virtue of a failure of the German Purchaser's conditions to closing set forth in clauses 10.1, 10.2, 10.4 or 10.5 to be satisfied on or prior to December 15, 1993. Otherwise its right to rescind ("Wandlung") shall be excluded.


                               16
                           Guarantee

16.1 Each of IMO, in the case of the German Seller, and Mark Controls, in the case of the German Purchaser, hereby assumes a separate direct, primary and unconditional liability to pay any sum or sums for which their such party's respective subsidiary may be or become liable to pay hereunder without the need for any prior claim or recourse against the relevant subsidiary by the party making the claim. The courts which have jurisdiction for a claim made against each of the subsidiaries shall also be the courts with jurisdiction over IMO and Mark Controls with respect to claims arising under this guarantee.


                               17
                          Undertakings

17.1 German Seller and IMO shall not, and shall take all actions necessary to ensure that its Affiliates do not, for a period of three years after the Closing Date, directly or indirectly, own, manage, control, participate in, consult with, render services to or in any manner engage in or be connected with in any manner, anywhere in the world, with any business which designs, manufactures, assembles, produces, sells or distributes pressure switches, temperature switches or control valves (other than as these products are being used as components or replacement parts in systems of the type currently sold by IMO's other existing divisions for so long as such systems continue to be sold by IMO or its divisions) provided, however, that nothing herein shall prohibit the German Seller from being a passive owner of, in the aggregate, less than 5.0 % of the outstanding stock of any class of a corporation which is publicly traded so long as neither German Seller nor any of its Affiliates have any active participation in the business or management of such corporation.

17.2 Neither the German Seller nor any of its Affiliates will manufacture or assemble those transducers currently manufactured by IMO's TransInstruments Division
     ("TransInstruments"), in any state, territory or protectorate of the United States of America for a period of two years after the Closing Date.

17.3 The Provisions of Clauses 17.1, 17.2 or 17.4 to the contrary notwithstanding, IMO's Gems Sensor Division ("Gems") may design, manufacture, assemble, produce, sell, and distribute environmental leak detection systems, transducers and transducer-based components which are used in environmental leak detection systems.

17.4 In the event that IMO disposes of the business of its TransInstruments Division ("TransInstruments") and/or IMO's CEC Instruments Division ("CEC") by sale of all or substantially all of the assets, sale of stock, merger, or other disposition to any party which is not an Affiliate of IMO (a "Non-Affiliate"), the German Seller shall not, directly or indirectly, for a period commencing upon the date of such disposition and ending on the expiration of three years from the date of this Agreement, manufacture, distribute or sell the products manufactured by such division that compete with products manufactured or sold by the Business as of the Closing Date (including as any such products may be improved or updated) anywhere in the world. Nothing contained herein shall be construed to require the German Seller to bind any Non-Affiliate transferee of the business or assets of TransInstruments or CEC to the provisions of this Clause 17.

17.5 In the event that the TransInstruments Division assumes or acquires CEC or the business of CEC or any part thereof pursuant to a corporate restructuring of IMO or otherwise, the operation of such business by TransInstruments anywhere in the world shall not be deemed to be a breach of Clause 17.2.

17.6 For a period of two years after the Closing Date, the German Seller shall not, directly or indirectly, solicit, encourage, persuade, or attempt to persuade any employee of the Business, or any Person who is an employee of the German Purchaser at any time after the Closing Date, to leave the German Purchaser's employ or such employ of the Business, or to become employed by any Person other than the German Purchaser, nor shall the German Seller or its Affiliates employ (whether or not solicited, encouraged, or persuaded) any member of the German Purchaser's or the Business' sales force during such period. For a period of two years after the Closing Date, the German Purchaser shall not, directly or indirectly, solicit, encourage, persuade, or attempt to persuade any employee of the German Seller or any Affiliate of the German Seller (other than employees transferred pursuant to this Agreement) to leave the German Seller's or such Affiliate's employ, or to become employed by any Person, nor shall the German Purchaser or its Affiliates employ (whether or not solicited, encouraged, or persuaded) any member of the German Seller's sales force during such period.

17.7 The German Seller agrees, covenants, and acknowledges that, from and after the Closing Date, the German Seller will not, and will cause its Affiliates not to disclose, give, sell use, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data, or ideas) relating exclusively to the Business. The German Purchaser agrees, covenants, and acknowledges that, from and after the Closing Date, the German Purchaser will not, and will cause its Affiliates not to disclose, give, sell, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements, or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data, or ideas) relating exclusively to the business of the German Seller other than the Business. The foregoing confidentiality obligations shall not apply to confidential information which (i) is or become generally available to the public through no act or omission on the part of the party who is sought to be bound by confidentiality, (ii) is hereafter received on a non-confidential basis by the German Seller or the German Purchaser, as the case may be, from a third party who has the lawful right to disclose such confidential information, (iii) is independently developed by an employee or agent of the party who is sought to be bound by confidentiality who did not have access to the confidential information of (iv) the German Seller or the German Purchaser, as applicable, must disclose pursuant to court order and Law.

17.8 Neither the German Seller nor the German Purchaser shall engage in any activity the purpose of which is to evade the provisions of this Clause 17.

17.9 If, at the time of enforcement of this Clause 17 a court shall hold that the duration, scope of geographic area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope of geographic area reasonable under such circumstances shall be substituted for the stated duration, scope, and geographic area.

17.10 The parties hereto acknowledge and agree that the party seeking to enforce the provisions hereof would be irreparably harmed in the event any of the provisions of this Clause 17 are not performed in accordance with the specific terms hereof or are otherwise breached by the other party. Accordingly, the parties hereto agree that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Clause 17 and to enforce specifically the terms and provisions of such Clause in any action instituted in any court of the United States or Germany or any state of either of them having jurisdiction over the parties and the matter, in addition to any other remedy to which the parties hereto may be entitled at law or in equity.



                               18
          Further Cooperation and Transfer Conditions

18.1 Upon and after Closing the German Seller and the German Purchaser shall each do, execute and deliver or cause to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be necessary to give effect to the terms of this Agreement, to place control of the Business in the hands of the German Purchaser and as the German Purchaser may reasonably request in order effectively to convey, transfer, vest and record title to each of the assets which are to be transferred hereunder in the German Purchaser and pending the doing of such acts, deeds, documents and things the German Seller shall as from Closing hold those Assets as a fiduciary ("treuhanderisch") for the account of and to the order of the German Purchaser.

18.2 To the extent that the German Seller has claims against the producer of assets, the German Seller transfers these to the German Purchaser with effect from Closing.

18.3 For a period of two years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing Legal Proceeding):

18.3.1 none of the parties shall dispose of or destroy any of the business records and files relating to the Business. If, during the two year period referred to above, any party wishes to dispose of or destroy such records and files, it shall first give 30 days' prior written notice ("Disposal Notice") to the other parties and each of the other parties shall have the right, at its option and expense, upon prior written notice to the party which served the Disposal Notice, within such 30 day period, to take possession of the records and files within 60 days after the date of the Disposal Notice;

18.3.2 Each party shall cooperate and allow the other parties and their Representatives access to all business records and files in connection herewith and relating solely to the conduct of the Business prior to the Closing Date, during regular business hours and upon reasonable notice at such party's principal place of business or at any location where such records are stored, and shall have the right, at its own expense, to make copies of any such records and files; provided however that any access or copying shall be in a manner so as not to interfere with the normal conduct of the parties' business or operations.

18.4 For a period of one year after the Closing Date, the German Purchaser shall allow the German Seller access to the System 34 computer being transferred hereunder, during normal business hours and upon reasonable notice, for purposes of maintaining, accessing and removing data stored on such computer which related to IMO's Gems Division. Any and all such access may, at German Purchaser's option and sole discretion, be conducted under the direct supervision of employees of the German Purchaser and no data shall be downloaded, copied or removed from such computer system other than data relating to IMO's Gems Division.


                               19
                       Court Jurisdiction

This Agreement shall be governed by and construed in accordance with German Law. Except as otherwise provided, all disputes arising out of and in connection with this Agreement shall be tried by the courts of Frankfurt am Main, Federal Republic of Germany.


                               20
                       Client Information

The parties will agree the form and contents of all press releases or other public disclosures of the transactions contemplated by this agreement as provided in Section 11.5 of the US Agreement.


                               21
                   Costs and General Clauses

21.1 Save as expressly provided otherwise herein, each party bears its own costs in connection with the Agreement and all ancillary agreements..

21.2 No ancillary agreement other than the agreements mentioned in this Agreement or the US Agreement has been made. Any amendment, including those to this clause, shall be binding only if reduced to writing and signed by the parties.

21.3 In the event that any clause of this Agreement is or becomes invalid or ineffective, the remainder of the contract will not be affected. In this case the ineffective provision will be replaced by a valid provision which most closely reflects the economic purpose intended by the parties by the ineffective provision. This also applies if there is any omission in the contract.

21.4 All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

                         If to German Seller
                         IMO Industries GmbH
               Dorn-Assenheimer
               StraBe 27, 61203
               Reichelsheim (Wetterau)
               Attention: Geschaftsfurer

               with a copy to:

                         Imo Industries Inc.
               3450 Princeton Pike
               Lawrenceville, New Jersey 08646
               Telephone: (609) 896-7600
               Facsimile: (609) 896-7688
               Attention: Thomas J. Bird; Senior Vice President
                                          and General Counsel

                         Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, New York 10153
               Telephone: (212) 310-8000
               Facsimile: (212) 310-8007
               Attention: Stephen M. Besen, Esq.

                         Punder, Volhard, Weber & Axster
               9 West 57th Street
               New York, New York 10019
               Telephone: (212) 980-3335
               Facsimile: (212) 980-3337
               Attention: Dr. Andreas Junius, Esq.


                         If to the German Purchaser:

               Mark Controls GmbH, c/o:

               Mark Controls Corporation
               5215 Old Orchard Road
               Skokie, Illinois 60077
               Telephone: (708) 470-8585
               Facsimile: (708) 470-9774
               Attention: David S. Snyder, Vice President
                                          Finance and Strategy


               with a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Telephone: (312) 861-2000
               Facsimile: (312) 861-2200
               Attention: Robert H. Kinderman, Esq.

                         and a copy to:

               Doser Amereller Noack (Baker & McKenzie)
               Bethmannstr. 50 - 54
               D-60311 Frankfurt am Main
               Telephone: (49-69) 2-99-080
               Facsimile: (49-69) 2-99-08-108
               Attention: Dr. Walter R. Henle, Esq.

     Where notices under this Contract are required to be given in writing, they may be given by fax, provided that a hard copy shall be sent contemporaneously by registered mail.

21.5 In the event that any party ("the Defaulting Party") shall fail to pay an amount owed under this Agreement or to perform any other obligation owed by such party under this Agreement, the party to whom such amount as obligation shall be owed (the "Nondefaulting Party") shall be entitled to collect from the Defaulting Party all costs and expenses including, without limitation, reasonable attorneys' fees which the Nondefaulting Party shall incur to collect such amount, enforce such obligation or obtain compensation due the Nondefaulting Party by reason of the Defaulting Party's failure to pay such amount or perform such an obligation when due.

21.6 Capitalised terms used in this Agreement shall, unless otherwise specified herein, have the same meaning as defined in the US Agreement.


                       *   *   *   *   *


          IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the 18th day of November, 1993.

                              IMO INDUSTRIES INC.



                              By:  /s/ Thomas J. Bird
                                   Name:   Thomas J. Bird
                                   Title:  Senior Vice President

                              IMO INDUSTRIES GMBH



                              By:  /s/ Stuart Reid
                                   Name:   Stuart Reid
                                   Title:  Geschaftsfuhrer


                              MARK CONTROLS CORPORATION



                              By:  /s/ William E. Bendix
                                   Name:  William E. Bendix
                                   Title: President and Chief
                              Executive Officer

                              MARK CONTROLS GMBH i. Gr.


                              By:   /s/ William E. Bendix
                                   Name:   William E. Bendix
                                   Title:  Geschaftsfuhrer
                                           (Managing Director)

                           Exhibit B

              Transition Sales Coverage in Germany


For a transitional period, not to exceed 120 days after Closing, Mark Controls/Barksdale will provide continuing sales coverage in Germany for IMO Industries GmbH's TransInstruments products. Coverage will be provided by Messrs. Linder, Lane and Portner within their original territories. Coverage will essentially be a continuation of existing time and activities spent on TransInstruments products including sales calls, contract negotiations and promotional activities.

IMO Industries GmbH will arrange for new sales coverage within the territory and will implement and transfer to this new coverage scheme as quickly as possible, in any event, during the 120 day period referred to above.

IMO Industries GmbH agrees to pay DM 4000 per employee per month during this period until each of the employees listed above is relieved of their sales coverage responsibilities.